EXHIBIT 4.11

EXECUTION COPY

SECURITY AGREEMENT

for 11% Senior Secured Notes due 2018

dated as of

April 30, 2010

among

LYONDELL CHEMICAL COMPANY,

as a Grantor and as Issuer

and

THE OTHER GRANTORS FROM TIME TO TIME PARTY HERETO,

as Grantors

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Collateral Agent

EXHIBITS:

Exhibit A	Security Agreement Supplement

Exhibit B	Perfection Certificate

ii

SECURITY AGREEMENT

AGREEMENT dated as of April 30, 2010 among LYONDELL CHEMICAL COMPANY, a Delaware corporation, as a Grantor and as Issuer, LYONDELLBASELL INDUSTRIES, N.V., a naamloze vennootschap (a public limited liability company) formed under the laws of The Netherlands (the “Company”) and the other Grantors party hereto, each as a Grantor and WELLS FARGO BANK, NATIONAL ASSOCIATION, as collateral agent (the “Collateral Agent”).

WHEREAS, the Issuer has entered into the Indenture described in Section 1 hereof, pursuant to which the Issuer intends to issue senior secured notes for the purposes set forth therein;

WHEREAS, the Issuer is willing to secure its obligations under the Notes and the Indenture by granting Liens on its assets to the Collateral Agent as provided in the Security Documents;

WHEREAS, each Guarantor is an affiliate of the Issuer, will derive substantial benefits from the issuance of the Notes, has guaranteed the foregoing obligations of the Issuer and, in order to induce the holders of Notes to accept the Notes, is willing to secure its guarantee thereof by granting Liens on its assets to the Collateral Agent as provided in the Security Documents;

WHEREAS, concurrently herewith the Grantors are entering into certain other security agreements with respect to the Collateral to secure their obligations under the ABL Facility, the Senior Term Loan Facility and the First Lien Notes and priority under each of these security agreements will be regulated by the Junior Lien Intercreditor Agreement (the “Intercreditor Agreement”);

WHEREAS, subject to the Intercreditor Agreement, upon any foreclosure or other enforcement of the Security Documents, the net proceeds of the relevant Collateral are to be received by or paid over to the Collateral Agent and applied as provided herein;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Definitions.

(a) Terms Defined in Indenture. Capitalized terms used in this Agreement but not defined in subsection (b) or (c) of this Section 1 have, as used herein, the respective meanings provided for in the Indenture. The rules of construction specified in Sections 1.04 of the Indenture also apply to this Agreement.

(b) Terms Defined in UCC. As used herein, each of the following terms has the meaning specified in the UCC:

Term	UCC

Account	9-102
Authenticate	9-102
Certificated Security	8-102
Certificate of Title	9-102
Chattel Paper	9-102
Deposit Account	9-102
Document	9-102
Entitlement Holder	8-102
Equipment	9-102
Financial Asset	8-102 & 103
General Intangibles	9-102
Instrument	9-102
Inventory	9-102
Investment Property	9-102
Record	9-102
Securities Account	8-501
Securities Intermediary	8-102
Security	8-102 & 103
Security Entitlement	8-102
Supporting Obligations	9-102
Tangible Chattel Paper	9-102

(c) Additional Definitions. The following additional terms, as used herein, have the following meanings:

“ABL Credit Agreement” means the credit agreement dated as of April 8, 2010 among the Company, the borrowers party thereto, the lenders from time to time party thereto, Citibank, N.A., as administrative agent and collateral agent, Wells Fargo Capital Finance, LLC, as co-collateral agent and the other agents and parties thereto.

“Collateral” means the Non-Company Collateral (as defined in Section 2(a) hereof) and the Company Collateral (as defined in Section 2(b) hereof).

“Control” has the meaning specified in UCC Section 8-106, 9-104 or 9-106, as may be applicable to the relevant Collateral.

“Copyright License” means any agreement now or hereafter in existence granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right to use, copy, reproduce, distribute, prepare derivative works, display or publish any records or other materials on which a Copyright is in existence or may come into existence.

“Copyrights” means all the following: (i) all copyright rights in any published or unpublished work of authorship, whether copyrightable or not, databases and other compilations of information, and user manuals and other training documentation related thereto, copyrights therein and thereto arising under the laws of the United States or any other country, (ii) all registrations and applications for copyrights under the laws of the United States or any other country, including registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, (iii) all renewals of any of the foregoing, (iv) all claims for, and rights to sue for, past or future infringements of any of the foregoing, and (v) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

“Excluded Collateral” means (i) any fee-Owned Real Property with a value of less than $25 million and all Real Property leasehold interests (other than interest in ground leases agreed on the Issue Date), (ii) motor vehicles and other assets covered by a Certificate of Title, (iii) letter of credit rights, commercial tort claims and deposit accounts, other than (x) the Restricted Accounts and (y) such letter of credit rights, commercial tort claims and deposit accounts that constitute Proceeds or Supporting Obligations of any Collateral, (iv) the Equity Interests of any Unrestricted Subsidiary, joint venture or of any special purpose subsidiary whose material assets are comprised solely of the Equity Interests of such joint venture, where the pledge of such Equity Interests would be prohibited by any applicable contractual requirement pertaining to any such joint venture, (v) Equity Interests in each of (a) PO Offtake, LP and (b) POSM II Properties Partnership, L.P., in each case to the extent that and only for so long as the pledge of such Equity Interests is prohibited by the terms of the organizational documents of such entity or any joint venture agreement to which such entity is subject, (vi) any Equipment owned by a Grantor that is subject to a purchase money security interest (within the meaning of Section 9-103 of the UCC) so long as the contract or other agreement in which such security interest is granted prohibits the creation of any other security interest on such, (vii) any contract, lease, license, Intellectual Property or other document so long as (and only to the extent that) the grant of a security interest therein would (a) violate a restriction in such contract, lease, license, Intellectual Property or documents or under any law, regulation, permit, order or decree of any Governmental Authority, unless and until all required consents shall have been obtained (for the avoidance of doubt, the restrictions described herein shall not include negative pledges or similar undertakings in favor of a lender or other financial counterparty), (b) invalidate or terminate such contract, lease, instrument, license, Intellectual Property, or other document or the rights therein or thereunder, or (c) give any other party in respect of any such Intellectual Property, or expressly give any other party in respect of any such contract, lease, instrument, license or other document, the right to invalidate or terminate such contract, lease, instrument, license, Intellectual Property, or other document or its obligations thereunder, (viii) any Equity Interests to the extent that, and for so long as, such a pledge of such Equity Interests would violate law applicable thereto and (ix) any Equity Interests to the extent that, and for so long as, such a pledge of such Equity Interests is subject to the 3-16 Exemption set forth in Section 11.04(c) of the Indenture; provided, however, that the limitations set forth in clause (vii) above shall not affect, limit, restrict or impair the grant by a Grantor of a security interest pursuant to this Agreement in any such Collateral to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective by any applicable law, including the UCC.

“Grantors” means the Issuer and the Guarantors.

“Indenture” means the Indenture dated as of the date hereof among the Issuer, the Company, the Guarantors party thereto and Wells Fargo Bank, National Association, as Trustee.

“Intellectual Property” means all intellectual and industrial property of any Grantor of every kind and nature now owned or hereafter acquired by any Grantor, including Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other confidential or proprietary intellectual property, software and all registrations, additions and improvements to, and books and records describing or used in connection with, any of the foregoing.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement relating to Intellectual Property to which any Grantor is a party.

“Notes Documents” means the Indenture and the Security Documents.

“Original Grantor” means any Grantor that grants a Lien on any of its assets hereunder on the Issue Date.

“own” refers to the possession of sufficient rights in property to grant a security interest therein as contemplated by UCC Section 9-203, and “acquire” refers to the acquisition of any such rights.

“Patent License” means any agreement now or hereafter in existence granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right with respect to any Patent or any invention now or hereafter in existence, whether patentable or not, whether a patent or application for patent is in existence on such invention or not, and whether a patent or application for patent on such invention may come into existence or not.

“Patents” means (i) inventions, patentable designs, all letters patent and design letters patent of the United States or any other country and all applications for letters patent or design letters patent of the United States or any other country, including applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, and all reissues, divisions, continuations, continuations in part, revisions and extensions of any of the foregoing, (ii) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (iii) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

“Permitted Liens” means (i) the Transaction Liens and (ii) any other Liens on the Collateral permitted to be created or assumed or to exist pursuant to Section 4.12 of the Indenture.

“Personal Property Collateral” means all property included in the Collateral except Real Property Collateral.

“Pledged”, when used in conjunction with any type of asset, means at any time an asset of such type that is included (or that creates rights that are included) in the Collateral at such time. For example, “Pledged Equity Interest” means an Equity Interest that is included in the Collateral at such time.

“Post-Petition Interest” means any interest that accrues after the commencement of any case, proceeding or other action, relating to the bankruptcy, insolvency or reorganization of any one or more of the Grantors (or would accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such proceeding.

“Proceeds” means all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or other realization upon, any Collateral, including all claims of the relevant Grantor against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral, and any condemnation or requisition payments with respect to any Collateral.

“Real Property Collateral” means all real property (including leasehold interests in real property) included in the Collateral.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employers, agents and advisors of such Person and such Person’s Affiliates.

“Restricted Account” has the meaning specified in the ABL Credit Agreement.

“Secured Agreement”, when used with respect to any Secured Obligation, refers collectively to each instrument, agreement or other document that sets forth obligations of the Issuer, obligations of a guarantor and/or rights of the holder with respect to such Secured Obligation.

“Secured Guarantee” means, with respect to each Guarantor, its guarantee of the Secured Obligations under Article XII of the Indenture (including any guarantee supplement delivered pursuant to Section 12.06 thereof).

“Secured Obligations” means the “Notes Obligations” under and as defined in the Indenture.

“Secured Parties” means the holders from time to time of the Secured Obligations.

“Security Agreement Supplement” means a Security Agreement Supplement, substantially in the form of Exhibit A, signed and delivered to the Collateral Agent for the purpose of adding a Subsidiary as a party hereto pursuant to Section 16 and/or adding additional property to the Collateral.

“Trademark License” means any agreement now or hereafter in existence granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right to use any Trademark.

“Trademarks” means (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, logos, brand names, trade dress, designs and all other source or business identifiers, and the rights in any of the foregoing which arise under applicable law, (ii) the goodwill of the business symbolized thereby or associated with each of them, (iii) all registrations and applications in connection therewith and all renewals of any of the foregoing, including registrations and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including those described in Schedule 11(a) to the Perfection Certificate, (iv) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (v) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

“Transaction Liens” means the Liens granted by the Grantors under the Security Documents.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

(d) References to Agreements. Unless otherwise expressly provided herein, references to any agreements (including the Note Documents) and other contractual instruments shall be deemed to include all subsequent amendments, supplements, modifications, extensions, restructurings, renewals, restatements, refinancings or replacements in whole or in part, but only to the extent that such amendments, supplements, modifications, extensions, restructurings, renewals, restatements, refinancings or replacements are permitted by the Note Documents.

SECTION 2. Grant of Transaction Liens.

(a) The Issuer, in order to secure its Secured Obligations, and each Guarantor listed on the signature pages hereof (other than the Company), in order to secure its

Secured Guarantee and the Secured Guarantee of each other Guarantor, grants to the Collateral Agent for the benefit of the Secured Parties a continuing security interest in all the following property of the Issuer or such Guarantor, as the case may be, whether now owned or existing or hereafter acquired or arising and regardless of where located (the “Non-Company Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) the Restricted Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all General Intangibles (including (x) any Equity Interests in other Persons that do not constitute Investment Property and (y) any Intellectual Property);

(vii) all Instruments;

(viii) all Inventory;

(ix) all Investment Property;

(x) all Supporting Obligations;

(xi) all books and records (including customer lists, credit files, printouts and other computer generated materials and records) of such Grantor pertaining to any of its Collateral;

(xii) such Grantor’s ownership interest in all cash held in the Restricted Accounts from time to time and all other money in the possession of the administrative agent under the ABL Facility (subject to the terms of the Intercreditor Agreement);

(xiii) all other personal property or assets of such Grantor; and

(xiv) all Proceeds of the Collateral described in the foregoing clauses (i) through (xii);

provided that the Excluded Collateral is excluded from the foregoing security interests; provided further that the Non-Company Collateral shall not include Equity Interests other than (i) any Equity Interests directly owned by the Issuer or a Guarantor of any Wholly Owned Domestic Subsidiary of the Issuer or such Guarantor, respectively, whether now owned or hereafter acquired and (ii) 100% of the Equity Interests directly owned by the

Issuer or a Guarantor of any Wholly Owned Subsidiary that is a Foreign Subsidiary of the Issuer or such Guarantor, respectively, whether now owned or hereafter acquired; provided that the Non-Company Collateral shall not include voting Equity Interests in any Foreign Subsidiary to the extent (but only to the extent) required to prevent the Non-Company Collateral from including more than 65% of the outstanding voting Equity Interests in such Foreign Subsidiary.

(b) The Company, in order to secure its Secured Guarantee and the Secured Guarantee of each other Guarantor, grants to the Collateral Agent for the benefit of the Secured Parties a continuing security interest in (i) any Equity Interests directly owned by the Company of any Wholly Owned Domestic Subsidiary of the Company, whether now owned or hereafter acquired and (ii) 100% of the Equity Interests directly owned by the Company of any Wholly Owned Subsidiary that is a Foreign Subsidiary of the Company, whether now owned or hereafter acquired (the “Company Collateral”); provided that the Company Collateral shall not include voting Equity Interests in any Foreign Subsidiary that is not the Issuer or a Guarantor, to the extent (but only to the extent) required to prevent the Company Collateral from including more than 65% of the outstanding voting Equity Interests in such Foreign Subsidiary.

(c) With respect to each right to payment or performance included in the Collateral from time to time, the Transaction Lien granted therein includes a continuing security interest in (i) any Supporting Obligation that supports such payment or performance and (ii) any Lien that (x) secures such right to payment or performance or (y) secures any such Supporting Obligation.

(d) The Transaction Liens are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or transfer or in any way affect or modify, any obligation or liability of any Grantor with respect to any of the Collateral or any transaction in connection therewith.

SECTION 3. General Representations and Warranties. Each Grantor represents and warrants that:

(a) Such Grantor is duly organized, validly existing and in good standing under the laws of the jurisdiction identified as its jurisdiction of organization in the Perfection Certificate.

(b) With respect to each Original Grantor, Schedule 9(a) to the Perfection Certificate lists all Equity Interests in direct Wholly Owned Subsidiaries owned by such Grantor as of the Issue Date (other than Equity Interests of any direct Wholly Owned Subsidiary that is dormant, inactive or otherwise immaterial). Such Grantor holds all such Equity Interests directly (i.e., not through a Subsidiary, a Securities Intermediary or any other Person).

(c) With respect to each Original Grantor, as of the Issue Date, (i) Schedule 9(b) to the Perfection Certificate lists all Securities owned by such Grantor (except

Securities evidencing Equity Interests in Subsidiaries and Affiliates) and (ii) Schedule 12 to the Perfection Certificate lists all Securities Accounts to which Financial Assets are credited in respect of which such Grantor owns Security Entitlements.

(d) All Pledged Equity Interests owned by such Grantor are owned by it free and clear of any Lien other than Permitted Liens. All shares of capital stock included in such Pledged Equity Interests (including shares of capital stock in respect of which such Grantor owns a Security Entitlement) have been duly authorized and validly issued and are fully paid and non-assessable. None of such Pledged Equity Interests is subject to any option to purchase or similar right of any Person. Such Grantor is not and will not become a party to or otherwise bound by any agreement (except the Notes Documents) which restricts in any manner the rights of any present or future holder of any Pledged Equity Interest with respect thereto.

(e) Except for restrictions and limitations imposed by the Notes Documents, Laws or securities laws generally, or any Permitted Liens, the Collateral is and will continue to be freely transferable and assignable, and none of the Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, materially impair, materially delay or otherwise affect in any manner material and adverse to the Secured Parties the pledge of such Collateral hereunder, the sale or disposition thereof pursuant hereto.

(f) Such Grantor has good and marketable title to all its Collateral (subject to exceptions that are, in the aggregate, not material), free and clear of any Liens other than Permitted Liens. For purposes of clarification, in the event that any Collateral consisting of Patents now owned or hereafter acquired is successfully challenged, such successful challenge will not constitute a breach of this provision.

(g) Such Grantor has not performed any acts that might prevent the Collateral Agent from enforcing any of the provisions of the Security Documents or that would limit the Collateral Agent in any such enforcement. No financing statement, security agreement, mortgage or similar or equivalent document or instrument covering all or part of the Collateral owned by such Grantor is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect or record a Lien on such Collateral, except financing statements, mortgages or other similar or equivalent documents with respect to Permitted Liens. After the Issue Date, no Collateral owned by such Grantor will be in the possession or under the control of any other Person having a claim thereto or security interest therein, other than a Permitted Lien.

(h) The Transaction Liens on all Personal Property Collateral owned by such Grantor (i) have been validly granted, (ii) will attach to each item of such Collateral on or prior to the Issue Date (or, if such Grantor first obtains rights thereto on a later date, on such later date) and (iii) when so attached, will secure all the Secured Obligations or such Grantor’s Secured Guarantee, as the case may be.

(i) When the relevant Mortgages have been duly executed and delivered, the Transaction Liens on all Real Property Collateral owned by such Grantor as of the Issue Date will have been validly created and will secure all the Secured Obligations or such Grantor’s Secured Guarantee, as the case may be. When such Mortgages have been duly recorded, such Transaction Liens will rank prior to all other Liens (except Permitted Liens) on such Real Property Collateral.

(j) Such Grantor has delivered a counterpart to the Perfection Certificate to the Collateral Agent. With respect to each Original Grantor, information set forth in Schedule 1(a) to the Perfection Certificate is correct and complete in all respects, and all other information set forth therein is correct and complete in all material aspects as of the Issue Date; provided that any such information that is qualified as to “materiality”, “Material Adverse Effect” or similar language is correct and complete in all respects as of the Issue Date.

(k) When UCC financing statements describing the Collateral as “all assets” have been filed in the offices specified in the Perfection Certificate, the Transaction Liens will constitute perfected security interests in the Personal Property Collateral owned by such Grantor to the extent that a security interest therein may be perfected by filing pursuant to the UCC, prior to all Liens and rights of others therein except Permitted Liens, to the extent such Liens have priority by operation of law.

(l) Such Grantor has taken, and will continue to take, all actions necessary under the UCC to perfect its interest in any Accounts or Chattel Paper purchased or otherwise acquired by it, as against its assignors and creditors of its assignors.

(m) Such Grantor’s Collateral is insured as required by the Indenture.

(n) All of such Grantor’s Inventory has or will have been produced in compliance with the applicable requirements of the Fair Labor Standards Act, as amended.

(o) Other than a Restricted Account, there is no Deposit Account into which any collections or other payments or proceeds in respect of Pledged Inventory of any borrower under the ABL Facility or Receivables (as defined in the ABL Credit Agreement) of any borrower under the ABL Facility that have been Pledged are to be deposited. No funds other than ABL Facility Collateral or proceeds thereof will be deposited in any Lockbox Account (as defined in the ABL Credit Agreement) or the Cash Dominion Account (as defined in the ABL Credit Agreement).

SECTION 4. Further Assurances; General Covenants. Each Grantor covenants as follows:

(a) Such Grantor will at its own expense, from time to time, take any actions reasonably requested by the Collateral Agent and any other commercially reasonable actions necessary in order to:

(i) defend title to such Grantor’s Collateral, except that Grantor will only be obligated to defend title of the Intellectual Property that is material to the operation of its business as a whole and as currently conducted (it being understood that each Grantor shall have the right to dispose of Collateral to the extent permitted under the Indenture);

(ii) create, preserve, perfect, confirm or validate the Transaction Liens on such Grantor’s Collateral;

(iii) in the case of each Restricted Account, cause the administrative agent under the ABL Facility to have Control thereof (subject to the terms of the Intercreditor Agreement);

(iv) enable the Collateral Agent and the other Secured Parties to obtain the full benefits of the Security Documents; or

(v) enable the Collateral Agent to exercise and enforce any of its rights, powers and remedies with respect to any of such Grantor’s Collateral.

Such Grantor authorizes the Collateral Agent to execute and file such financing statements or continuation statements in such jurisdictions with such descriptions of collateral (including “all assets” or “all personal property” or other words to that effect) and other information set forth therein as the Collateral Agent may reasonably deem necessary or desirable for the purposes set forth in the preceding sentence. Each Grantor also ratifies its authorization for the Collateral Agent to file in any such jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(b) Such Grantor will not (i) change its name or organizational form or structure, (ii) change its location (determined as provided in UCC Section 9-307) or (iii) become bound, as provided in UCC Section 9-203(d) or otherwise, by a security agreement entered into by another Person, unless it shall have given the Collateral Agent 30 days’ prior notice thereof and taken all actions reasonably requested by the Collateral Agent to continue perfection of the security interests created by the Security Documents that may be required under Article XI of the Indenture.

(c) Such Grantor will not sell, lease, exchange, assign, license, terminate, abandon or otherwise dispose of, or grant any option with respect to, any of its Collateral; provided that such Grantor may do any of the foregoing unless (i) doing so would violate a covenant in the Indenture or (ii) an Event of Default shall have occurred and be continuing and either (A) the Collateral Agent shall have notified such Grantor that its right to do so is terminated, suspended or otherwise limited or (B) the maturity of any or all of the Secured Obligations shall have been accelerated. Concurrently with any sale, lease or other disposition (except a sale or disposition to another Grantor or a lease) permitted by the foregoing proviso, the Transaction Liens on the assets sold or disposed of (but not in any Proceeds arising from such sale or disposition) will cease immediately without any action by the Collateral Agent or any other Secured Party. The Collateral

Agent will, at such Grantor’s expense, execute and deliver to the relevant Grantor such documents as such Grantor shall reasonably request to evidence the fact that any asset so sold or disposed of is no longer subject to a Transaction Lien.

(d) Such Grantor will, promptly upon request, provide to the Collateral Agent all information and evidence concerning such Grantor’s Collateral that the Collateral Agent may reasonably request from time to time to enable it to enforce the provisions of the Security Documents.

SECTION 5. Investment Property. Each Grantor represents, warrants and covenants as follows:

(a) Certificated Securities. On the Issue Date (in the case of an Original Grantor) or the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Grantor), such Grantor will deliver to the Collateral Agent as Collateral hereunder all certificates representing Pledged Certificated Securities and Tangible Chattel Paper then owned by such Grantor (other than any Pledged Certificated Security of any direct Wholly Owned Subsidiary that is dormant or inactive). Thereafter, whenever such Grantor acquires any other certificate representing a Pledged Certificated Security (other than any Pledged Certificated Security of any direct Wholly Owned Subsidiary that is dormant or inactive) or if any direct Wholly Owned Subsidiary of which such Grantor owns a Pledged Certificated Security ceases to be dormant or inactive, such Grantor will immediately deliver such certificate to the Collateral Agent as Collateral hereunder. The provisions of this subsection are subject to the limitation in Section 5(d) in the case of voting Equity Interests in a Foreign Subsidiary that is not the Issuer or a Guarantor.

(b) Perfection as to Certificated Securities. When such Grantor delivers the certificate representing any Pledged Certificated Security owned by it to the Collateral Agent and complies with Section 5(c) in connection with such delivery, (i) the Transaction Lien on such Pledged Certificated Security will be perfected, subject to no prior Liens or rights of others, (ii) the Collateral Agent will have Control of such Pledged Certificated Security and (iii) the Collateral Agent will be a protected purchaser (within the meaning of UCC Section 8-303) thereof.

(c) Delivery of Pledged Certificates. All certificates in respect of Pledged Certificated Securities, when delivered to the Collateral Agent, will be in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent.

(d) Foreign Subsidiaries. A Grantor will not be obligated to comply with the provisions of this Section at any time with respect to any voting Equity Interest in a Foreign Subsidiary that is not the Issuer or a Guarantor if and to the extent (but only to the extent) that such voting Equity Interest is excluded from the Transaction Liens at such time pursuant to the proviso at the end of Section 2(a) or the proviso at the end of Section 2(b) and/or the comparable provisions of one or more Security Agreement Supplements.

(e) Compliance with Applicable Foreign Laws. If and so long as the Collateral includes (i) any Equity Interest in, or other Investment Property issued by, a legal entity organized under the laws of a jurisdiction outside the United States or (ii) any Security Entitlement in respect of a Financial Asset issued by such a foreign legal entity, the relevant Grantor will upon reasonable request of the Collateral Agent take all such action as may be required under the laws of such foreign jurisdiction to ensure that the Transaction Lien on such Collateral ranks prior to all Liens and rights of others therein.

(f) Certification of Limited Liability Company and Partnership Interests. Any limited liability company and any partnership controlled by any Grantor shall either (a) not include in its operative documents any provision that any Equity Interests in such limited liability company or such partnership be a “security” as defined under Article 8 of the Uniform Commercial Code, or (b) certificate any Equity Interests in any such limited liability company or such partnership. To the extent an interest in any limited liability company or partnership controlled by any Grantor and pledged hereunder is certificated or becomes certificated, each such certificate shall be delivered to the Collateral Agent pursuant to Section 5(a) and such Grantor shall fulfill all other requirements under Section 5 applicable in respect thereof.

SECTION 6. Restricted Accounts. Each Grantor represents, warrants and covenants as follows:

(a) All cash proceeds of ABL Facility Collateral will be deposited, upon or promptly after the receipt thereof, in a Restricted Account.

(b) In respect of each Restricted Account, the depositary bank’s jurisdiction (determined as provided in UCC Section 9-304) will at all times be a jurisdiction in which Article 9 of the Uniform Commercial Code is in effect.

(c) So long as the administrative agent under the ABL Facility has Control of a Restricted Account (subject to the terms of the Intercreditor Agreement), the Transaction Lien on such Restricted Account will be perfected, subject to no prior Liens or rights of others (except the depositary bank’s right to deduct its normal operating charges and any uncollected funds previously credited thereto and any Permitted Lien.

SECTION 7. Transfer Of Record Ownership. At any time when an Event of Default shall have occurred and be continuing, the Collateral Agent may upon five Business Days’ notice to the Issuer (and to the extent that action by it is required, the relevant Grantor, if directed to do so by the Collateral Agent, will as promptly as practicable) cause each of the Pledged Securities (or any portion thereof specified in such direction) to be transferred of record into the name of the Collateral Agent or its nominee. Each Grantor will take any and all actions reasonably requested by the Collateral Agent to facilitate compliance with this Section. The Collateral Agent will promptly give to the relevant Grantor copies of any notices and other communications received by the Collateral Agent with respect to Pledged Securities registered in the name of the Collateral Agent or its nominee.

SECTION 8. Right to Vote Securities. (a) Unless and until (A) an Event of Default shall have occurred and be continuing and (B) the Collateral Agent shall have notified the Issuer that the rights of the Grantors are being suspended under this Section 8:

(i) each Grantor will have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to any Pledged Security owned by it and the Financial Asset underlying any Pledged Security Entitlement owned by it, and the Collateral Agent shall promptly deliver to such Grantor or as specified in such request such proxies, powers of attorney, consents, ratifications and waivers in respect of any such Pledged Security that is registered in the name of the Collateral Agent or its nominee or any such Pledged Security Entitlement as to which the Collateral Agent or its nominee is the Entitlement Holder, in each case as shall be specified in such request and be in form and substance satisfactory to the Collateral Agent; and

(ii) each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Indenture and the other Security Documents and applicable Laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity Interests or Pledged Indebtedness, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and shall if certificated be held in trust for the benefit of the Collateral Agent and the Secured Parties and shall be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent).

(b) If (A) an Event of Default shall have occurred and be continuing and (B) the Collateral Agent shall have notified the Issuer that the rights of the Grantors are being suspended under this Section 8, the Collateral Agent will have the exclusive right to the extent permitted by law to vote, to give consents, ratifications and waivers and to take any other action with respect to the Pledged Investment Property, the other Pledged Equity Interests and the Financial Assets underlying the Pledged Security Entitlements, with the same force and effect as if the Collateral Agent were the absolute and sole owner thereof, and each Grantor will take all such action as the Collateral Agent may reasonably request from time to time to give effect to such right; provided that, unless otherwise directed by the holders of at least a majority in aggregate principal amount of the Notes, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived, each Grantor shall have the exclusive right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise, in each case pursuant to the terms of paragraph (a) of this Section 8.

SECTION 9. Remedies upon Event of Default. (a) If an Event of Default shall have occurred and be continuing, the Collateral Agent may, subject to the Intercreditor Agreement, upon five Business Days’ notice to the Issuer, exercise (or cause its sub-agents to exercise) any or all of the remedies available to it (or to such sub-agents) under the Security Documents.

(b) Without limiting the generality of the foregoing, if an Event of Default shall have occurred and be continuing, the Collateral Agent may, subject to the Intercreditor Agreement, upon five Business Days’ notice to the Issuer, exercise on behalf of the Secured Parties all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) with respect to any Personal Property Collateral and, in addition, the Collateral Agent may, upon five Business Days’ notice (which notice shall state the time, date and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made) to the Issuer and subject to any mandatory provisions of law, sell or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable, irrespective of the impact of any such sales on the market price of the Collateral; provided that any such public sale shall be held at such time or times within ordinary business hours. To the maximum extent permitted by applicable law, any Secured Party may be the purchaser of any or all of the Collateral at any such sale and (with the consent of the Collateral Agent, which may be withheld in its discretion) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, held at such time or times within ordinary business hours, to use and apply all or any part of the Secured Obligations as a credit on account of the purchase price of any Collateral payable at such sale.

(c) Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent shall not be obliged to make any sale of Collateral regardless of notice of sale having been given.

(d) The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(e) To the maximum extent permitted by law, each Grantor hereby waives any claim against any Secured Party arising because the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. The Collateral Agent may disclaim any warranty, as to title or as to any other matter, in connection with such sale or other disposition, and its doing so shall not be considered adversely to affect the commercial reasonableness of such sale or other disposition.

(f) In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again, subject to the same rights and duties set forth herein.

(g) Notice of any such sale or other disposition shall be given to the relevant Grantor(s) as (and if) required by Section 11.

(h) For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement, each Grantor hereby grants to the Collateral Agent, automatically upon the notice by the Collateral Agent of the exercise of remedies to the Grantors pursuant to Article VI of the Indenture after the occurrence and during the continuation of an Event of Default, an irrevocable license (exercisable without payment of royalty or other compensation to the Grantors), to use, license or sub-license any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, except where the grant of such license will terminate or invalidate such Intellectual Property; provided that, anything in this Section 9(h) to the contrary notwithstanding, the Collateral Agent agrees that, on the date the Grantors cure such Event of Default, such license to the Collateral Agent will immediately terminate upon the cure date, but any sub-licenses granted by the Collateral Agent will remain in full force and effect; provided further that such sub-licenses will have terms that are substantially similar to the Grantors’ prior Intellectual Property licenses, and further provided that such sub-licenses (whether exclusive or non-exclusive) shall explicitly reserve the Grantor’s right to use such sub-licensed Intellectual Property in its own business.

(i) The foregoing provisions of this Section shall apply to Real Property Collateral only to the extent permitted by applicable law and the provisions of any applicable Mortgage or other document.

SECTION 10. Application of Proceeds. (a) If an Event of Default shall have occurred and be continuing, the Collateral Agent may (i) after having given five Business Days’ notice to the Issuer apply any cash held in the Restricted Accounts and/or (ii) apply the proceeds of any sale or other disposition (notice of which sale or other disposition shall have been given by the Collateral Agent in accordance with this Agreement and the other Notes Documents) of all or any part of the Collateral, in accordance with, and in the order of priorities specified in, the Intercreditor Agreement. Any and all such cash held by the Collateral Agent which the Collateral Agent is entitled, under the priority of payments set forth in the Intercreditor Agreement, to distribute to the Secured Parties for repayment of the Secured Obligations shall be made in the following order of priorities:

first, to pay the fees and expenses of the Collateral Agent due and payable under the Notes Documents;

second, to pay ratably all interest (including Post-Petition Interest) on the Secured Obligations payable under the Notes and the Indenture, until payment in full of all such interest and fees shall have been made;

third, to pay the unpaid principal of the Secured Obligations ratably, until payment in full of the principal of all Secured Obligations shall have been made; and

fourth, to pay all other Secured Obligations ratably, until payment in full of all such other Secured Obligations shall have been made.

The Collateral Agent may make such distributions hereunder in cash or in kind or, on a ratable basis, in any combination thereof.

(b) In making the payments and allocations required by this Section, the Collateral Agent may rely upon information supplied to it pursuant to Section 14(c). All distributions made by the Collateral Agent pursuant to this Section shall be final (except in the event of manifest error) and the Collateral Agent shall have no duty to inquire as to the application by any Secured Party of any amount distributed to it.

SECTION 11. Authority to Administer Collateral. Each Grantor irrevocably appoints the Collateral Agent its true and lawful attorney, with full power of substitution, in the name of such Grantor, any Secured Party or otherwise, for the sole use and benefit of the Secured Parties, but at the Grantor’s expense, as reasonably requested by the Collateral Agent, to the extent permitted by law to exercise, at any time from time to time while an Event of Default shall have occurred and be continuing, all or any of the following powers with respect to all or any of such Grantor’s Collateral:

(a) to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,

(b) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

(c) to sell, lease, license or otherwise dispose of the same or the proceeds or avails thereof, as fully and effectually as if the Collateral Agent were the absolute owner thereof, and

(d) to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto;

provided that, except in the case of Personal Property Collateral that is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Collateral Agent will give the relevant Grantor at least ten days’ prior written notice of the time and place of any public sale thereof or the time after which any private sale or other intended disposition thereof will be made. Any such notice shall (i) contain the information specified in UCC Section 9-613, (ii) be Authenticated, (iii) be sent to the parties required to be notified pursuant to UCC Section 9-611(c) and (iv) in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange; provided that, if the Collateral Agent fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC.

SECTION 12. Authority of Collateral Agent. By acceptance of the benefits of this Agreement and any other Security Document, each Secured Party other than the Collateral Agent (whether or not a signatory hereto) shall be deemed irrevocably to agree that it shall not take any action (i) to enforce any provisions of this Agreement or any other Security Document against any Grantor or (ii) to exercise any remedy hereunder or thereunder, including the giving of any consents or approvals relating thereto, in each case except as expressly provided in this Agreement or any other Security Document. In furtherance of the foregoing provision of this Section 12, each Secured Party other than the Collateral Agent, by its acceptance of the benefits hereof and of the other Security Documents, agrees that it shall have no right individually to realize upon any of the Collateral hereunder or thereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder and thereunder may be exercised solely by the Collateral Agent for the benefit of the applicable Secured Parties.

SECTION 13. Limitation on Duty in Respect of Collateral. Beyond the exercise of reasonable care in the custody and preservation thereof, the Collateral Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any sub-agent or bailee or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any sub-agent or bailee selected by the Collateral Agent in good faith, except to the extent that such liability arises from the Collateral Agent’s gross negligence or willful misconduct.

SECTION 14. General Provisions Concerning the Collateral Agent.

(a) The provisions of Article VII of the Indenture shall inure to the benefit of the Collateral Agent, and shall be binding upon all Grantors and all Secured Parties, in connection with this Agreement and the other Security Documents. Without limiting the generality of the foregoing, (i) the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (ii) the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Security Documents that the Collateral Agent is required in writing to exercise by the holders of at least a majority in aggregate principal amount of the Notes (or such other number or percentage of the aggregate principal amount of Notes as shall be necessary under the circumstances as provided in the Indenture), and (iii) except as expressly set forth in the Notes Documents, the Collateral Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to any Grantor that is communicated to or obtained by the bank serving as Collateral Agent or any of its Affiliates in any capacity. The Collateral Agent shall not be responsible for the existence, genuineness or value of any Collateral or for the validity, perfection, priority or enforceability of any Transaction Lien, whether impaired by operation of law or by reason of any action or omission to act on its part. Neither the Collateral Agent nor any of their directors, officers, employees or agents shall be liable as such for any action taken or omitted to be taken by it or them under the Security Documents or in connection therewith (a) at the request or with the approval of the holders of at least a majority in aggregate principal amount of the Notes (or, if otherwise specifically required hereunder, the consent of all the holders of Notes) or (b) in the absence of its or their own bad faith, gross negligence or willful misconduct. The Collateral Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Collateral Agent by the Issuer.

(b) Sub-Agents and Related Parties. The Collateral Agent may perform any of its duties and exercise any of its rights and powers through one or more sub-agents appointed by it. The Collateral Agent and any such sub-agent may perform any of its duties and exercise any of its rights and powers through its Related Parties. The exculpatory provisions of Section 12 and this Section shall apply to any such sub-agent and to the Related Parties of the Collateral Agent and any such sub-agent.

(c) Information as to Secured Obligations and Actions by Secured Parties. For all purposes of the Security Documents, including determining the amounts of the Secured Obligations, whether any action has been taken under any Secured Agreement, the Collateral Agent will be entitled to rely on information from (i) its own records for information as to the holders of Notes, the Collateral Agent, their Secured Obligations and actions taken by them, (ii) any Secured Party for information as to its Secured Obligations and actions taken by it, to the extent that the Collateral Agent has not obtained such information from its own records and (iii) the Issuer, to the extent that the Collateral Agent has not obtained information from the foregoing sources. Nothing in this Section 14(c) shall prevent any Grantor from contesting any amounts claimed by any Secured Party in any information so supplied.

(d) Refusal to Act. The Collateral Agent may refuse to act on any notice, consent, direction or instruction from any Secured Parties or any agent, trustee or similar representative thereof that, in the Collateral Agent’s opinion, (i) is contrary to law or the provisions of any Security Document, (ii) may expose the Collateral Agent to liability (unless the Collateral Agent shall have been indemnified, to its reasonable satisfaction, for such liability by the Secured Parties that gave such notice, consent, direction or instruction) or (iii) is unduly prejudicial to Secured Parties not joining in such notice, consent, direction or instruction.

SECTION 15. Termination of Transaction Liens; Release of Collateral. (a) The Transaction Liens granted by the Issuer and each Guarantor shall terminate in accordance with Sections 11.04, 11.08 and 12.02 of the Indenture, as applicable.

(b) Upon any termination of a Transaction Lien or release of Collateral, the Collateral Agent will, at the expense of the relevant Grantor, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the termination of such Transaction Lien or the release of such Collateral, as the case may be.

(c) Unless expressly agreed otherwise between a Grantor and the Collateral Agent, in the event that any security interest in the Collateral granted pursuant to Section 2 hereof is not required to be so granted pursuant to the Indenture, if no Default or Event of Default has occurred and is continuing or would result from any release under this Section, such security interest in such Collateral shall be released automatically; provided that the applicable Grantor shall provide notification of such release to the Collateral Agent promptly.

SECTION 16. Additional Grantors. Any Subsidiary of the Company may become a party hereto by signing and delivering to the Collateral Agent a Security Agreement Supplement, whereupon such Subsidiary shall become a “Grantor” as defined herein.

SECTION 17. Notices. Each notice, request or other communication given to any party hereunder shall be given in accordance with Section 13.02 of the Indenture, and in the case of any such notice, request or other communication to a Grantor other than the Issuer, shall be given to it in care of the Issuer.

SECTION 18. No Implied Waivers; Remedies Not Exclusive. No failure by the Collateral Agent or any Secured Party to exercise, and no delay in exercising and no course of dealing with respect to, any right or remedy under any Security Document shall operate as a waiver thereof; nor shall any single or partial exercise by the Collateral Agent or any Secured Party of any right or remedy under any Notes Document preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies specified in the Notes Documents are cumulative and are not exclusive of any other rights or remedies provided by law.

SECTION 19. Successors and Assigns. This Agreement is for the benefit of the Collateral Agent and the Secured Parties. If all or any part of any Secured Party’s interest in any Secured Obligation is assigned or otherwise transferred, the transferor’s rights hereunder, to the extent applicable to the obligation so transferred, shall be automatically transferred with such obligation. This Agreement shall be binding on the Grantors and their respective successors and assigns.

SECTION 20. Amendments and Waivers.

(a) Neither this Agreement nor any provision hereof may be waived, amended, modified or terminated except pursuant to an agreement or agreements in writing entered into by the Collateral Agent, with the consent of such holders of Notes as are required to consent thereto under Section 9.02 of the Indenture. No such waiver, amendment or modification shall (i) be binding upon any Grantor, except with its written consent, or (ii) affect the rights of a Secured Party (other than a noteholder) hereunder more adversely than it affects the comparable rights of the holders of Notes hereunder, without the consent of such Secured Party.

(b) Notwithstanding the foregoing clause (a), this Agreement and any provision hereof may be amended, modified or terminated without notice to or consent of any holder of Notes pursuant to Section 9.01 of the Indenture.

SECTION 21. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law.

SECTION 22. Waiver of Jury Trial. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY SECURITY DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 23. Severability. If any provision of any Security Document is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions of the Security Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Collateral Agent and the Secured Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (ii) the invalidity or unenforceability of such provision in such jurisdiction shall not affect the validity or enforceability thereof in any other jurisdiction.

SECTION 24. Intercreditor Agreement Controlling. Notwithstanding anything herein to the contrary, the liens and security interests granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder, in each case, with respect to the Collateral are subject to the limitations and provisions for the Intercreditor Agreement. In the event of any inconsistency between the terms or conditions of this Agreement and the terms and conditions of the Intercreditor Agreement, the terms and conditions of the Intercreditor Agreement shall control.

SECTION 25. Control by or Delivery to Senior Term Loan Collateral Agent, First Lien Notes Collateral Agent or ABL Collateral Agent. Until the termination of the applicable Exit Financing (including, with respect to the ABL Facility, the termination of the Commitments (as defined therein)), any provision of this Agreement requiring delivery of Collateral to or control of Collateral by the Collateral Agent shall be deemed satisfied to the extent that such Collateral is delivered to or controlled by the Senior Term Loan Collateral Agent, the First Lien Notes Collateral Agent or the ABL Collateral Agent under and as defined in the Intercreditor Agreement.

SECTION 26. Agreement to be Bound by Indenture. By entry into this Agreement, each Guarantor agrees to all the terms and provisions of the Indenture (including, without limitation, the provisions of Article IV (Covenants) and all provisions that are expressed to be binding on the Issuer or any Guarantor) with the same force and effect as if it were a signatory thereto.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BASELL NORTH AMERICA INC.
EQUISTAR CHEMICALS, LP
EQUISTAR GP, LLC
EQUISTAR LP, LLC
HOUSTON REFINING LP
LYONDELLBASELL ACETYLS, LLC
LYONDELLBASELL ACETYLS HOLDCO, LLC
LYONDELLBASELL F&F HOLDCO, LLC
LYONDELLBASELL FINANCE COMPANY
LYONDELLBASELL FLAVORS & FRAGRANCES, LLC
LYONDELLBASELL INDUSTRIES N.V.
LYONDELL CHEMICAL COMPANY
LYONDELL CHEMICAL INTERNATIONAL COMPANY
LYONDELL CHEMICAL OVERSEAS SERVICES, INC.
LYONDELL CHIMIE FRANCE LLC
LYONDELL REFINING COMPANY LLC

By:	/s/ Gerald A. O’Brien, Vice President
Name:	Gerald A. O’Brien
Title:	Authorized Person

[Signature page to Security Agreement (Plan Roll-Up Notes)]

LYONDELL CHEMICAL DELAWARE COMPANY
LYONDELL CHEMICAL PROPERTIES, L.P.
LYONDELL CHEMICAL TECHNOLOGY 1 INC.
LYONDELL CHEMICAL TECHNOLOGY MANAGEMENT, INC.
LYONDELL CHEMICAL TECHNOLOGY, L.P.
LYONDELL EUROPE HOLDINGS INC.
LYONDELL REFINING I LLC

By:	/s/ Francis P. McGrail
	Name:	Francis P. McGrail
	Title:	Authorized Person

[Signature page to Security Agreement (Plan Roll-Up Notes)]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Raymond Delli Colli
	Name:	Raymond Delli Colli
	Title:	Vice President

[Signature page to Security Agreement (Plan Roll-Up Notes)]

EXHIBIT A

to Security Agreement

SECURITY AGREEMENT SUPPLEMENT

SECURITY AGREEMENT SUPPLEMENT dated as of             ,         , between [NAME OF GRANTOR] (the “Grantor”) WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent.

WHEREAS, LYONDELL CHEMICAL COMPANY, a Delaware corporation, as a Grantor and as Issuer, LYONDELLBASELL INDUSTRIES, N.V., a naamloze vennootschap (a public limited liability company) formed under the laws of The Netherlands and the other Grantors party hereto, each as a Grantor and the Collateral Agent, are parties to a Security Agreement dated as of April [30], 2010 (as heretofore amended and/or supplemented, the “Security Agreement”) under which each Grantor secures certain of its obligations (the “Secured Obligations”);

WHEREAS, [name of Grantor] desires to become a party to the Security Agreement as a Grantor thereunder; and

WHEREAS, terms defined in the Security Agreement (or whose definitions are incorporated by reference in Section 1 of the Security Agreement) and not otherwise defined herein have, as used herein, the respective meanings provided for therein;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Grant of Transaction Liens. (a) In order to secure its Secured Guarantee and the Secured Guarantee of each other Guarantor, the Grantor grants to the Collateral Agent for the benefit of the Secured Parties a continuing security interest in all the following property of the Grantor, whether now owned or existing or hereafter acquired or arising and regardless of where located (the “New Collateral”):

[describe property being added to the Collateral]1

(b) With respect to each right to payment or performance included in the Collateral from time to time, the Transaction Lien granted therein includes a continuing security interest in (i) any Supporting Obligation that supports such payment or performance and (ii) any Lien that (x) secures such right to payment or performance or (y) secures any such Supporting Obligation.

[1]	If the Grantor is not already a party to the Security Agreement, clauses (i) through (xiv) of, and the proviso to, Section 2(a) of the Security Agreement may be appropriate.

(c) The foregoing Transaction Liens are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or transfer or in any way affect or modify, any obligation or liability of the Grantor with respect to any of the New Collateral or any transaction in connection therewith.

2. Delivery of Collateral. Concurrently with delivering this Security Agreement Supplement to the Collateral Agent, the Grantor is complying with the provisions of Section 5 of the Security Agreement with respect to Investment Property, in each case if and to the extent included in the New Collateral at such time.

3. Party to Security Agreement. Upon delivering this Security Agreement Supplement to the Collateral Agent, the Grantor will, if not already a party, become a party to the Security Agreement and will thereafter have all the rights and obligations of a Grantor thereunder and be bound by all the provisions thereof as fully as if the Grantor were one of the original parties thereto. References in the Security Agreement to a “Grantor” shall be deemed to refer to the Grantor, references to Schedules to the Perfection Certificate shall be deemed to include the corresponding Schedules to the Perfection Certificate delivered in connection with this Security Agreement Supplement and references to “Collateral” shall be deemed to include the New Collateral.

4. Representations and Warranties. (a) The Grantor is duly organized, validly existing and in good standing under the laws of [jurisdiction of organization].

(b) The Grantor has delivered a Perfection Certificate to the Collateral Agent. The information set forth therein is correct and complete as of the date hereof.

(c) The execution and delivery of this Security Agreement Supplement by the Grantor and the performance by it of its obligations under the Security Agreement as supplemented hereby are within its corporate or other powers, have been duly authorized by all necessary corporate or other action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of its organizational documents, or of any agreement, judgment, injunction, order, decree or other instrument binding upon it or result in the creation or imposition of any Lien (except a Transaction Lien) on any of its assets.

(d) The Security Agreement as supplemented hereby constitutes a valid and binding agreement of the Grantor, enforceable in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors’ rights generally and (ii) general principles of equity.

(e) Each of the representations and warranties set forth in Sections 3, 5 and 6 of the Security Agreement is true on and as of the date hereof as applied to the Grantor and the New Collateral. For purposes of the foregoing sentence, references in said Sections to a “Grantor” shall be deemed to refer to the Grantor, references to Schedules to the Perfection Certificate shall be deemed to refer to the corresponding Schedules to the Perfection Certificate delivered in connection with this Security Agreement Supplement, references to “Collateral” shall be deemed to refer to the New Collateral, and references to the “Effective Date” shall be deemed to refer to the date on which the Grantor signs and delivers this Security Agreement Supplement.

5. Governing Law. This Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law.

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement Supplement to be duly executed by their respective authorized officers as of the day and year first above written.

[NAME OF GRANTOR]

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

EXHIBIT B

to Security Agreement

PERFECTION CERTIFICATE

[Attached under separate cover.]

B-1